EXHIBIT 99.3

Notice of Grant of Restricted Stock	T. Rowe Price Group, Inc.
and Restricted Stock Agreement	ID: 52-2264646
100 E. Pratt Street
Baltimore, MD 21202 USA

[Name of Grantee]	Award Number:	[Insert #]
[Address of Grantee]	ID:	[Insert ID of Grantee]
	Plan:	2007 Non-Employee Director Equity Plan
     This Notice evidences the award of restricted shares (each, an “Award Share,” and collectively, the “Award Shares”) of the Common Stock of T. Rowe Price Group, Inc., a Maryland corporation (the “Company”), that have been granted to you pursuant to the T. Rowe Price Group, Inc. 2007 Non-Employee Director Equity Plan (the “Plan”) and conditioned upon your agreement to the terms of the attached Restricted Stock Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein.
Grant Date: [GRANT DATE]
Number of Award Shares: [NUMBER]
Vesting: All of the Award Shares are nonvested and forfeitable as of the Grant Date. So long as your Service (as defined in the Agreement) is continuous from the Grant Date until the applicable date upon which vesting is to occur, 100% of the Award Shares will vest and become nonforfeitable upon the earliest of the following:
o	one year after the Grant Date,

o	your death, or

o	immediately before and contingent upon the occurrence of a Change in Control (as defined in the Agreement) of the Company.

T. Rowe Price Group, Inc.	Date
I acknowledge that I have carefully read the attached Agreement and the prospectus for the Plan and agree to be bound by all of the provisions set forth in these documents.

[NAME OF GRANTEE]	Date

Restricted Stock Agreement
Under The
T. Rowe Price Group, Inc. 2007 Non-Employee Director Equity Plan

STATEMENT OF ADDITIONAL TERMS AND CONDITIONS
REGARDING GRANTS OF RESTRICTED STOCK
Effective                                , 2007

     This Statement of Additional Terms and Conditions Regarding Grants of Restricted Stock shall be delivered with the “Notice of Grant of Restricted Stock and Restricted Stock Agreement” (the “Notice”) which sets forth the specifics of the applicable restricted stock award. Upon execution of the Notice by the recipient and by an authorized officer or agent of T. Rowe Price Group, Inc., there shall be created a binding and enforceable contract respecting the Award Shares. All of the provisions of the T. Rowe Price Group, Inc. 2007 Non-Employee Director Equity Plan and the Notice are expressly incorporated into this Agreement.
     1. Terminology. Capitalized words used in this Agreement are defined in the correlating Notice and/or defined in the Glossary at the end of the Agreement.
     2. Vesting. All of the Award Shares are nonvested and forfeitable as of the Grant Date. So long as your Service is continuous from the Grant Date until the applicable date upon which vesting is to occur, the Award Shares will vest and become nonforfeitable in accordance with the Vesting provisions set forth in the correlating Notice. Unless otherwise determined by the Committee, none of the Award Shares will become vested and nonforfeitable after your Service ceases for any reason other than death.
     3. Termination of Service. If your Service ceases for any reason other than death, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited to the Company upon such cessation for no consideration. Upon the request of the Committee, you shall deliver to the Company a stock power, endorsed in blank, with respect to any Award Shares that have been forfeited pursuant to this Agreement.
     4. Restrictions on Transfer.
          (a) Until an Award Share becomes vested and nonforfeitable, it may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Likewise, while nonvested and forfeitable, an Award Share shall not in any other manner be made subject to a hedge transaction or puts and calls. Notwithstanding the foregoing, after an Award Share becomes vested and nonforfeitable, it shall be subject to any restrictions on transfer imposed by law and any then-applicable stock ownership and retention guidelines for directors of the Company.
          (b) The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Award

Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.
     5. Stock Certificates. You are reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books. The Company will retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable. All regular cash dividends on the Award Shares held by the Company will be paid directly to you on the dividend payment date. As soon as practicable after vesting of the Award Shares, the Company will remove any notation of nontransferability of the shares on its books and, unless requested to deliver a share certificate to you, or to deliver shares electronically or in certificate form to your designated broker on your behalf, for such vested Award Shares, the Company will retain the shares in uncertificated book entry form.
     6. Tax Election. You hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date. You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company.
     7. Adjustments for Corporate Transactions and Other Events.
          (a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable shall, without further action of the Committee, be adjusted to reflect such event. The Committee may make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split or reverse stock split. Adjustments under this paragraph will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional Award Shares will result from any such adjustments.
          (b) Binding Nature of Agreement. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event, except as otherwise determined by the Committee. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.
     8. Non-Guarantee of Directorship. Nothing in the Plan or this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain you as a member of the Board of Directors for any period of time or be construed as a limitation of the right of the stockholders to remove you from the Board of Directors in accordance with the Company’s charter or bylaws.
     9. Rights as Stockholder. Except as otherwise provided in this Agreement with respect to the nonvested and forfeitable Award Shares, you are entitled to all rights of a stockholder of the Company, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

     10. The Company’s Rights. The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     11. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Committee, care of the Company for the attention of its Company Stock Administrator within the Finance and Corporate Tax Department at the Company’s principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.
     12. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Award Shares granted hereunder. Any oral or written agreements, representations, warranties, written inducements or other communications made prior to the execution of the Notice correlating to this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.
     13. Amendment. The Committee shall have the right, in its absolute and uncontrolled discretion, to alter or amend this Agreement, from time to time in any manner for the purpose of promoting the objectives of the Plan but only if all agreements granting restricted shares of the Company’s Common Stock pursuant to the Plan which are in effect at the time of such alteration or amendment shall also be similarly altered or amended with substantially the same effect, and any alteration or amendment of this Agreement by the Committee shall, upon adoption thereof by the Committee, become and be binding and conclusive on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Company shall give written notice to you of any such alteration or amendment of this Agreement by the Committee as promptly as practical after the adoption thereof. The foregoing shall not restrict the ability of you and the Company by mutual consent to alter or amend this Agreement in any manner which is consistent with the Plan and approved by the Committee.
     14. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Committee.
     15. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you hereby agree and submit to the personal jurisdiction and venue thereof.
     16. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
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GLOSSARY
          (a) “Affiliate” means any entity, whether now or hereafter existing, in which the Company has a proprietary interest by reason of stock ownership or otherwise (including, but not limited to, joint ventures, limited liability companies and partnerships) or any entity that provides services to the Company or a subsidiary or affiliated entity of the Company.
          (b) “Change in Control” means the earliest to occur of any of the following events, construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended:
               (i) Any one person or more than one person acting as a group acquires, or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or group, beneficial ownership of thirty-five percent or more of the total voting power of the Company’s then outstanding voting securities;
               (ii) A majority of the members of the Company’s Board of Directors is replaced during any twelve month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board who were members of the Board of Directors prior to the initiation of the replacement; or
               (iii) Any one person or more than one person acting as a group acquires, or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or group, assets of the Company that have a total gross fair market value of forty percent or more of the total gross fair market value of all of the assets of the Company immediately prior to the initiation of the acquisition.
          (c) “Committee” means the Nominating and Corporate Governance Committee of the Board of Directors of T. Rowe Price Group, Inc.
          (d) “Company” means T. Rowe Price Group, Inc. and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only T. Rowe Price Group, Inc.
          (e) “Grant Date” means the date identified as the “Grant Date” in the applicable Notice.
          (f) “Notice” means the Notice of Grant of Restricted Stock and Restricted Stock Agreement which correlates with this Agreement and sets forth the specifics of the applicable restricted stock award.
          (g) “Service” means your service as a member of the Board of Directors of the Company.
          (h) “You”; “Your”. You means the recipient of the Award Shares as reflected in the Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.
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